Exhibit 10.11

Execution Version
AGREEMENT AND PLAN OF MERGER
Among
Roadrunner Transportation Systems, Inc.
Prime Acquisition Corp.
Prime Logistics Corp.
and
the other parties named herein
August 23, 2011

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(CONT.)

-ii-

(CONT.)

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(CONT.)

Page
Section 11.35. Properties	48
Section 11.36. Proportionate Share	48
Section 11.37. Regulations	48
Section 11.38. Series A Preferred Stock	48
Section 11.39. Subsidiary	48
Section 11.40. Tax	48
Section 11.41. Tax Return	48
Section 11.42. Trade Secrets	49
Section 11.43. Unpaid Company Expenses	49
Section 11.44. Used	49
Section 11.45. Vested Option	49
Section 11.46. Working Capital	49

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LIST OF SCHEDULES

Schedule 1	Election by Owners
Schedule 2.7	Funded Indebtedness
Schedule 3.1	Qualifications as Foreign Corporation
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Options
Schedule 3.3(c)	Subsidiaries
Schedule 3.4	Company Defaults or Consents
Schedule 3.6(a)	Employee Arrangements
Schedule 3.6(c)	Compliance with Employee Benefit Plans
Schedule 3.6(f)	Employees
Schedule 3.7	Financial Statements
Schedule 3.8(a)	Liabilities
Schedule 3.8(b)	Accounts Receivable
Schedule 3.8(c)	Ownership of Properties
Schedule 3.9(a)	Absence of Changes
Schedule 3.9(b)	Certain Actions
Schedule 3.10	Compliance with Laws
Schedule 3.11	Litigation
Schedule 3.12	Leased Premises
Schedule 3.13	Contracts
Schedule 3.14	Insurance
Schedule 3.15	Intangible Rights
Schedule 3.16(a)	Equipment and Other Tangible Property
Schedule 3.16(b)	Vehicles
Schedule 3.17(a)	Permits
Schedule 3.17(b)	Environmental Matters
Schedule 3.17(c)	Noncompliance with Environmental Laws
Schedule 3.18	Banks, Accounts and Authorized Signatories
Schedule 3.19	Customers
Schedule 3.21	Authorizations
Schedule 3.22	Affiliate Transactions
Schedule 3.27	Owner Title to Securities
Schedule 6.2(f)	Terminations and Waivers
Schedule 7.4(a)(ii)	Specified Competitive Businesses
Schedule 8.1	Tax Matters
Schedule 11.5	Bonus Plans
Schedule 11.36	Proportionate Share
Schedule 11.46	Working Capital

LIST OF EXHIBITS

Exhibit A	Opinion of Company Counsel

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 23, 2011, by and among Roadrunner Transportation Systems, Inc., a Delaware corporation (“Parent”); Prime Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”); Prime Logistics Corp., a Delaware corporation (the “Company”); and each of the stockholders of the Company listed on the signature pages hereto (each individually a “Owner” and collectively the “Owners”).
Recitals
A. The boards of directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their companies and shareholders for Parent to acquire the Company through the statutory merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”).
B. By executing this Agreement, the parties intend to establish the terms and conditions of the Merger and to make certain representations, warranties and agreements in connection therewith.
Agreement
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:
ARTICLE I — THE MERGER
Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (defined in Section 1.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of the State of Delaware.
Section 1.2. Effective Time of the Merger. Subject to the terms and conditions hereof, a Certificate of Merger (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware on the Closing Date in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”). The Merger shall be effective at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the “Effective Time”).
Section 1.3. Effect of Merger. The Merger shall, from and after the Effective Time, have all the effects provided herein, in the Certificate of Merger and in the applicable provisions of the DGCL.
Section 1.4. Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that the name of Merger Sub in Article I thereof shall be changed to “Prime Logistics Corp.”
Section 1.5. Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.
Section 1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable law.

Section 1.7. Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable law.
Section 1.8. Shares of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person, each issued and outstanding share of common stock of Merger Sub shall be converted and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 1.9. Effect on Company Preferred Stock.
(a) Treasury Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of preferred stock of the Company that is held in the Treasury of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b) Preferred Stock Payment. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person, and subject to Section 1.12, each share of Series A Preferred Stock issued and outstanding shall be converted into the right to receive from the Surviving Corporation, in the manner set forth in Section 1.14 hereof, an amount in cash equal to the sum of (i) $1,000.00 plus (ii) the amount of accrued but unpaid dividends on such share of Series A Preferred Stock at the Effective Time, rounded down to the nearest $0.01.
Section 1.10. Effect on Company Common Stock.
(a) Treasury Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Common Stock that is held in the treasury of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b) Shares Held by Parent or Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Common Stock that is owned by Parent or Merger Sub, if any, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Election as to Company Common Stock. Each outstanding share of Company Common Stock not otherwise cancelled pursuant to Section 1.10(a) and 1.10(b) shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such shares of outstanding Company Common Stock shall cease to have any rights with respect thereto, except such holder shall be given the following option (the “Election”):
(i) to elect to receive cash in an amount equal to (A) the number of shares of Company Common Stock owned by such holder, multiplied by (B) the Per Share Merger Consideration (such election, the “All Cash Election”); or
(ii) to elect to convert a portion of such holder’s shares of Company Common Stock (the “Stock Portion”) into the right to receive such number of shares of Parent Common Stock equal to the number of shares of Company Common Stock in the Stock Portion multiplied by the Exchange Ratio, and the remainder of such holder’s aggregate number of shares of Company Common Stock (the “Cash Portion”) shall be converted into the right to receive cash in an amount equal to (A) the number of shares of Company Common Stock in the Cash Portion, multiplied by (B) the Per Share Merger Consideration (such election, the “Mixed Election”) provided that:
A) Fractional shares of Parent Common Stock will not be issued and cash will be paid in lieu thereof as provided in Section 1.10(e); and

B) In no event shall, in the aggregate, more than twenty percent (20%) of Company Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of Parent Common Stock.
(d) Schedule of Owner Elections. Schedule 1 hereto sets forth opposite the name of each holder of Company Common Stock the Election made pursuant to Section 1.10(c) by such holder. If a holder of Company Common Stock entitled to make an Election is not included on Schedule 1 hereto, all of such holder’s shares of Company Common Stock shall be converted into the right to receive cash in an amount equal to the Per Share Merger Price.
(e) Fractional Shares. No certificates or scrip representing less than one (1) share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of certificates representing shares of Company Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Parent Common Stock Market Price, rounded down to the nearest $0.01.
Section 1.11. Effect on Company Options.
(a) Subject to Section 1.13, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Vested Option (an “Option Holder”), each Vested Option shall be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of such Vested Option, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per share exercise price under such Vested Option (the “Per Share Option Merger Consideration,” and in the aggregate, the “Option Merger Consideration”). The Option Merger Consideration shall be treated as compensation by the Company and the Company shall be entitled to deduct and withhold applicable federal or state withholding tax.
(b) The Company shall (i) certify in writing to Parent within two (2) Business Days prior to the Closing Date (x) the name of each Option Holder, (y) the number of Vested Options such Option Holder owns, and (z) the extent to which the “Investor IRR” (as defined in the Option Plan) for such Vested Options will be met after giving effect to the Merger based on the estimated Per Share Merger Consideration set forth in the Closing Payment Certificate contemplated by Section 2.2(a), (ii) take all necessary action so that all Options that are not Vested Options are cancelled prior to the Closing and no longer represent the right to purchase Company Common Stock or the right to receive any other consideration or have any other further force or effect, and (iii) promptly advise Parent in writing if and to the extent any Vested Options are exercised or non-vested Options are terminated prior to the Closing.
Section 1.12. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of the Company Capital Stock held by a Person (a “Dissenting Stockholder”) who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal in accordance with the provisions of Section 262 of the DGCL concerning the right of holders of the Company Capital Stock to dissent from the Merger and require appraisal of their shares (“Dissenting Shares”) shall not be converted as described in this Article I but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his or its demand for appraisal or fails to perfect or otherwise loses his or its right of appraisal, in any case pursuant to the DGCL, his/her/its Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive cash equal in value to the Merger Consideration to which such Dissenting Shareholder is entitled under Section 1.9 and Section 1.10(c)(i). The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company, and (ii) the opportunity to participate with the Company (or, subsequent to the Effective Time, the Owners’ Representative) in all negotiations and proceedings with respect to any such demands. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), settle or offer to settle any such demands. By execution of this Agreement, each Owner hereby waives his or its rights under Section 262 of the DGCL.

Section 1.13. Withholding Rights. Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equity Holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Company, the Surviving Corporation or Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holder in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent.
Section 1.14. Procedure to Exchange Shares.
(a) As soon as reasonably practicable after the date of this Agreement, Parent will provide to each holder of Company Capital Stock of record on the date of this Agreement: (i) a letter of transmittal in a form reasonably acceptable to the Company (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the certificate(s) representing Company Capital Stock in exchange for cash payable in the Merger and, if applicable, Parent Common Stock (including cash in lieu of fractional shares, if any). Any holder of a certificate representing Company Capital Stock who, at least two (2) Business Days prior to the Closing Date, surrenders such certificate to the Company for cancellation, together with a duly executed Letter of Transmittal (copies of which certificates and Letters of Transmittal shall promptly be provided to Parent), shall be entitled, upon the Closing, to receive from Parent in exchange therefor cash payable pursuant to the Merger and, if applicable, the shares of Parent Common Stock (including cash in lieu of fractional shares, if any), which shall be reflected in book entry form on Parent’s stock records, that such holder is entitled to receive pursuant to this Agreement. Any holder of a certificate representing Company Capital Stock who, after the date that is two (2) Business Days prior to the Closing Date, surrenders such certificate to the Company for cancellation, together with a duly executed Letter of Transmittal, shall be entitled, as soon as practicable after the receipt thereof, and in no event later than five (5) Business Days after receipt thereof, to receive from Parent in exchange therefor cash payable pursuant to the Merger and, if applicable, the shares of Parent Common Stock (including cash in lieu of fractional shares, if any) into which the shares of Company Capital Stock theretofore represented by such certificate shall have been converted pursuant to this Agreement. To facilitate the foregoing, in the event that, as of the Effective Time, any holder of Company Capital Stock of record as of the Effective Time shall not have delivered to the Company a duly executed Letter of Transmittal, the Surviving Corporation shall, as soon as reasonably practicable after the Effective Time, mail to each such stockholder a Letter of Transmittal and such related instructions.
(b) No interest will be paid or will accrue on the cash payable upon the surrender of any certificate representing Company Capital Stock. If payment is to be made to a Person other than the Person in whose name the certificate so surrendered is registered, it shall be a condition of payment that such certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such certificate or establish to the satisfaction of the Company that such Tax has been paid or is not applicable. Upon payment for a surrendered certificate representing Company Capital Stock in accordance with this Section 1.14, such certificate shall forthwith be cancelled. Until surrendered and paid for as contemplated by this Section 1.14, each certificate (other than certificates representing Dissenting Shares and certificates representing any shares of Series A Preferred Stock or Company Common Stock to be cancelled or retired pursuant to or Section 1.9(a), Section 1.10(a), or Section 1.10(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash or stock, without interest, into which the shares of Company Capital Stock theretofore represented by such certificate shall have been converted pursuant to this Agreement.
(c) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of Company Common Stock until such holder shall surrender such certificate in accordance with this Section 1.14. After the surrender of a certificate in accordance with this Section 1.14, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of Parent Common Stock.

(d) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Agreement.
(e) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by Parent, the making of an indemnity agreement in a form reasonably requested by Parent and/or the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, Parent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE II — CLOSING
Section 2.1. Closing. Unless otherwise agreed by Parent and the Company, subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 9:00 a.m., local time, on August 31, 2011, or, if the conditions set forth in Article VI have not been satisfied or waived on such date, on the fifth (5th) Business Day after all such conditions shall have been satisfied or waived. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing shall be deemed completed as of the Effective Time. The Closing Date Working Capital shall be calculated as of 11:59 p.m. on the Closing Date.
Section 2.2. Delivery of Estimates; Calculation of Merger Consideration and Per Share Merger Consideration.
(a) The Company shall provide to Parent, at least two (2) Business Days prior to the Closing Date, a certificate (the “Closing Payment Certificate”) setting forth its good faith estimates of each of the following: (i) Available Cash of the Company and the Subsidiary as of the Closing Date, (ii) the Funded Indebtedness of the Company and the Subsidiary, as of the Closing Date, (iii) the Company’s Working Capital as of the Closing Date, (iv) the Per Share Merger Consideration and amounts to be paid hereunder to each Equity Holder and (v) Unpaid Company Expenses. Parent and its agents shall be entitled to review the Closing Payment Certificate and any working papers, trial balances or similar materials relating thereto prepared by the Company or its agents.
(b) For purposes of this Agreement, “Merger Consideration” means an amount equal to the sum of (i) Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000), minus (ii) the amount of the Funded Indebtedness of the Company and the Subsidiary as of the Closing, if any, plus (iii) the amount of the Available Cash of the Company and the Subsidiary as of the Closing, minus (iv) the excess, if any, of $1,200,000 over the Company’s Working Capital as of the Closing Date, plus (v) the excess, if any, of the Company’s Working Capital as of Closing Date over $1,800,000, minus (vi) Unpaid Company Expenses, subject to further adjustment as provided in Section 7.3.
(c) For purposes of this Agreement, “Per Share Merger Consideration” means the quotient of (i) the sum of (a) the aggregate Merger Consideration, less (b) the aggregate amount paid pursuant to Section 1.9, plus (c) the aggregate exercise price of all Vested Options outstanding immediately prior to the Effective Time, divided by (ii) the sum of (x) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (y) the shares of Company Common Stock issuable upon the exercise of all Vested Options outstanding immediately prior to the Effective Time, rounded down to the nearest $0.01.

Section 2.3. Payment of Preferred Stock Payment. Upon the Closing, Parent shall pay (or cause to be paid) to each holder of Series A Preferred Stock the cash into which such holder’s shares of Series A Preferred Stock shall have been converted pursuant to this Agreement against delivery of a duly executed Letter of Transmittal and surrender of the related certificates representing Series A Preferred Stock for cancelation, all as more fully set forth in Section 1.14. Each such payment shall be wired in immediately available funds, to the account or accounts designated by the respective holder of Series A Preferred Stock in their respective Letters of Transmittal.
Section 2.4. Payment of Merger Consideration. Subject to Section 2.6, upon the Closing, Parent shall pay (or cause to be paid) to each holder of Company Capital Stock the cash and, if applicable, Parent Common Stock (including cash in lieu of fractional shares, if any) into which such holder’s shares of Company Capital Stock shall have been converted pursuant to this Agreement against delivery of a duly executed Letter of Transmittal and surrender of the related certificates representing Company Capital Stock for cancellation, all as more fully set forth in Section 1.14. Cash shall be wired, in immediately available funds, to the account or accounts designated by the respective holders of Company Capital Stock in their respective Letters of Transmittal. Parent Common Stock shall be issued in book entry form in the name of the Person specified in the Letter of Transmittal.
Section 2.5. Payment of Option Merger Consideration. Subject to Section 2.6, at the Closing, Parent shall pay (or cause to be paid) to the Company, by wire transfer of immediately available funds, the Option Merger Consideration, and the Company shall pay to each Option Holder the Per Share Option Merger Consideration. Such payments shall be subject to all applicable withholding and employment taxes.
Section 2.6. True Up of Estimated Merger Consideration.
(a) Notwithstanding anything to the contrary in this Agreement, all payments required to be made pursuant to Section 2.4 and Section 2.5 shall be based upon the estimated Per Share Merger Consideration reflected in the Closing Payment Certificate.
(b) As soon as practical (and in no event later than thirty (30) days after the Closing Date) Parent shall cause to be prepared and delivered to Mason Wells Buyout Fund II, Limited Partnership (the “Owners’ Representative”) its good faith calculation of the Per Share Merger Consideration, including reasonably detailed calculations of each item in the Closing Payment Certificate and reasonably detailed schedules and data as may be appropriate to support such calculations. The Owners’ Representative and its agents shall be entitled to review Parent’s calculation of the Per Share Merger Consideration and any working papers, trial balances or similar materials relating thereto prepared by Parent or its accountants.
(c) The following clauses (i) and (ii) set forth the procedures for resolving any disputes among the parties with respect to the determination of the Per Share Merger Consideration (and, as a result thereof, the Per Share Option Merger Consideration):
(i) Within thirty (30) days after delivery to the Owners’ Representative of Parent’s calculation of the Per Share Merger Consideration pursuant to Section 2.6(b), the Owners’ Representative may deliver to Parent a written report (the “Report”) advising Parent either that the Owners’ Representative (A) agrees with Parent’s calculation of the Per Share Merger Consideration, or (B) deems that one or more adjustments are required. If Parent shall concur with the adjustments proposed by the Owners’ Representative, or if Parent shall not object thereto in a writing delivered to the Owners’ Representative within five (5) Business Days after Parent’s receipt of the Report, the calculation of the Per Share Merger Consideration set forth in the Report shall become final and not be subject to further review, challenge or adjustment absent fraud or manifest error. If the Owners’ Representative does not submit a Report within the thirty (30) day period provided herein, then the Per Share Merger Consideration as calculated by Parent shall become final and not subject to further review, challenge or adjustment absent fraud or manifest error.

(ii) In the event the Owners’ Representative submits a Report and Parent and the Owners’ Representative are unable to resolve the disagreements set forth in such Report within five (5) Business Days after Parent’s receipt of the Owners’ Representative Report, then such disagreements shall be referred to PricewaterhouseCoopers LLP or another recognized firm of independent certified public accountants selected by mutual agreement of the Owners’ Representative and Parent (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Per Share Merger Consideration shall be final and shall not be subject to further review, challenge or adjustment absent fraud or manifest error. The Owners’ Representative and Parent shall instruct the Settlement Accountants to use their best efforts to reach a determination not more than thirty (30) days after such referral.
(iii) Each of the Owners (on the one hand) and Parent (on the other hand) shall pay their or its own costs and expenses incurred in connection with this Section 2.6. The costs and expenses of the services of the Settlement Accountants shall be paid by the Owners (in accordance with each Owner’s Proportionate Share) if (A) the absolute difference between (i) the Per Share Merger Consideration resulting from the determinations of the Settlement Accountants, and (ii) the Per Share Merger Consideration reflected in the Report, is greater than (B) the absolute difference between (i) the Per Share Merger Consideration resulting from the determinations of the Settlement Accountants, and (ii) the Per Share Merger Consideration reflected in Parent’s deliveries pursuant to Section 2.6(b); otherwise, such costs and expenses of the Settlement Accountants shall be paid by Parent.
(d) If the final Per Share Merger Consideration is greater than the estimated Per Share Merger Consideration reflected in the Closing Payment Certificate, Parent shall cause the Surviving Corporation to pay to the Equity Holders (in accordance with Section 2.4 and Section 2.5) the excess of (x) the aggregate amounts required to be paid pursuant to Section 2.4 and Section 2.5, over (y) the amounts theretofore paid pursuant to Sections 2.4, 2.5 and 2.6(a). If the final Per Share Merger Consideration is less than the estimated Per Share Merger Consideration reflected in the Closing Payment Certificate, the Owners shall pay (in accordance with each Owner’s Proportionate Share) to the Surviving Corporation the excess of (x) the amounts theretofore paid pursuant to Sections 2.4, 2.5 and 2.6(a), over (y) the aggregate amounts required to be paid pursuant to Section 2.4 and Section 2.5. Payments under this Section 2.6(d) shall be made promptly after the Per Share Merger Consideration becomes final.
Section 2.7. Payment of Funded Indebtedness; Unpaid Company Transaction Expenses.
(a) The Company represents and warrants to Parent that all Contracts evidencing the Funded Indebtedness of the Company and the Subsidiary are set forth in Schedule 2.7 hereto. At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with customary pay-off letters (the “Pay-Off Letters”) from all holders of Funded Indebtedness, if any (which letters shall contain payoff amounts, per diem amounts, wire transfer instructions and an agreement authorizing the debtor, upon full payment, to file UCC-3 termination statements, other appropriate releases and an agreement to provide at the Closing, any original promissory notes or other evidences of indebtedness marked canceled), and make arrangements satisfactory to Parent for such holders to provide to the Company recordable form lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by Parent simultaneously with the repayment of all such Funded Indebtedness. At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company and the Subsidiary, all Funded Indebtedness of the Company and the Subsidiary outstanding as of the Closing Date, if any, all in accordance with the terms of the Pay-Off Letters, by wire transfer of immediately available funds to the accounts specified in such Pay-Off Letters.
(b) At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with reasonable evidence of the amount of all Unpaid Company Expenses, acknowledgments by each applicable obligee with respect thereto, and wire transfer instructions (the “Expense Acknowledgments”). At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and the Subsidiary, all Unpaid Company Expenses by wire transfer of immediately available funds to accounts specified in the Expense Acknowledgments.

Section 2.8. Closing Deliveries.
(a) At the Closing, the Company shall deliver or cause to be delivered to Parent:
(i) the Certificate of Merger, duly executed by the Company;
(ii) the stock book, stock ledger and minute books of the Company;
(iii) an updated Schedule 3.3(a) and Schedule 3.3(b) showing the number of shares of each class of outstanding Company Capital Stock, as well as each Vested Option, and the holders thereof immediately prior to Closing;
(iv) a certificate executed by the Company to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(e) have been satisfied;
(v) constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records and files pertaining to the Company or the Subsidiary (collectively, the “Records”) that are within the possession of the Company or the Subsidiary;
(vi) constructive possession of all originals and copies of Records that are within the possession of the Owners, but only to the extent that (A) neither the Company nor the Subsidiary has possession of the original or copy of such Records, and (B) such Records are necessary or useful in operating the Business;
(vii) evidence satisfactory to Parent that Parent’s designees shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18; and
(viii) an affidavit stating that the shares of Company Capital Stock are not a “United States real property interest” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in form and substance required under Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations.
(b) At or prior to the Closing, Parent shall deliver to Owners’ Representative:
(i) the Certificate of Merger, duly executed by Merger Sub; and
(ii) a certificate executed by an authorized officer of Parent, on behalf of Parent, to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.
Section 2.9. Termination in Absence of Closing.
(a) Subject to the provisions of Section 2.9(b) and Section 2.9(c), if by the close of business on September 15, 2011, the Closing has not occurred, then Parent, the Company or the Owners’ Representative may thereafter terminate this Agreement by written notice to such effect to the other parties hereto, without liability of or to any party to this Agreement or any stockholder, director, officer, employee or representative of such party, unless the reason for Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Sections 9.2 through 9.6 and Section 9.15 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.9 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date.

(b) This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by notice from Parent to the Owners’ Representative if:
(i) the representations and warranties made herein for the benefit of Parent are untrue in any material respect; or
(ii) the Company or the Owners shall have defaulted in any material respect in the performance of any material obligation under this Agreement, and such default shall have not been cured within ten (10) days of written notice thereof.
(c) This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by notice from the Owners’ Representative to Parent if:
(i) the representations and warranties made herein for the benefit of the Owners are untrue in any material respect; or
(ii) Parent shall have defaulted in any material respect in the performance of any material obligation under this Agreement, and such default shall have not been cured within ten (10) days of written notice thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE OWNERS
A. Company Representations. The Company hereby represents and warrants to Parent and Merger Sub that:
Section 3.1. Existence and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted. Neither the character of the Company’s Properties nor the nature of the Company’s business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.1 hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and the Company is qualified as a foreign corporation and in good standing in each jurisdiction listed in Schedule 3.1.
Section 3.2. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including approval of the Company’s board of directors and stockholders) and, except for the notice required by Section 228 of the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby.

Section 3.3. Capitalization and Business Records.
(a) The authorized Company Capital Stock consists of (i) 100,000 shares of preferred stock, $0.00001 par value, of which 20,000 have been designated as Series A Preferred Stock, (ii) 4,900,000 shares of common stock, par value $0.00001 per share of which 4,400,000 shares have been designated as Class A Common Stock and 500,000 shares have been designated as Class B Common Stock. All issued and outstanding shares of Company Capital Stock are owned of record as set forth on Schedule 3.3(a) hereto. All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”).
(b) Except as set forth on Schedule 3.3(b), there are no outstanding subscriptions, Options, convertible securities, warrants, calls or similar agreements relating to any shares of Company Capital Stock. Schedule 3.3(b) sets forth a true and complete listing of all outstanding stock Options and warrants, including (i) the name of the holder thereof, (ii) the number of shares of Company Capital Stock subject thereto, (iii) the per share exercise price, (iv) the date of grant, and (v) any applicable vesting schedule.
(c) Except for the Subsidiary, the Company does not own, directly or indirectly, any outstanding securities of or other interests in any other corporation, partnership, joint venture or other Person. The outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and non-assessable, and all such shares are owned by the Company free and clear of any and all Liens of any kind whatsoever, except as set forth in Schedule 3.3(c). There is no existing option, warrant, call, commitment or agreement to which the Subsidiary is a party requiring, and there are no convertible securities of the Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Subsidiary or other securities convertible into shares of capital stock of the Subsidiary or other equity security of the Subsidiary. The Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and, except where the failure to be so qualified would not (individually or in the aggregate) have a Material Adverse Effect, is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The Subsidiary has all requisite corporate power and authority to own its own Properties and carry on its business as presently conducted.
(d) The copies of the certificate of incorporation and the bylaws of the Company and the articles of incorporation and bylaws of Subsidiary provided to Parent are true, accurate and complete and reflect all amendments made through the date of this Agreement. The stock and minute books of the Company and the Subsidiary made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and director actions taken by written consent or at a meeting since September 30, 2009.
Section 3.4. No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.4 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:
(i) violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company or the articles of incorporation and bylaws of the Subsidiary;
(ii) violate any Legal Requirements applicable to the Company or the Subsidiary;
(iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or the Subsidiary;

(iv) result in the creation of any Lien, charge or other encumbrance on any Properties of the Company or the Subsidiary; or
(v) require either the Company or the Subsidiary to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.
Section 3.5. No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or any of the Owners or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company, the Subsidiary or any of their Properties as a result of the consummation of this Agreement.
Section 3.6. Employee Benefit Matters.
(a) Schedule 3.6(a) provides a true and complete list of each (i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) that is sponsored, maintained or contributed to by the Company or the Subsidiary for the benefit of the employees or agents of the Company or the Subsidiary or with respect to which the Company or the Subsidiary has or could reasonably be expected to have any actual or contingent liability (each, a “Plan”); or (ii) Benefit Program or Agreement.
(b) True, correct and complete copies of each of the Plans and each Benefit Program or Agreement (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Parent. There has also been furnished to Parent, with respect to each Plan required to file such report or maintain such description, the most recent reports on Form 5500 and the summary plan description (if separate from the plan document).
(c) Except as otherwise set forth in Schedule 3.6(c) hereto,
(i) Neither the Company nor the Subsidiary contributes to or has an obligation to contribute to, and neither the Company nor the Subsidiary has at any time contributed to or had an obligation to contribute to, and neither the Company nor the Subsidiary has any actual or contingent liability under (x) a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (y) a defined benefit plan subject to Title IV of ERISA or (z) a plan subject to Section 412 of the Code;
(ii) Each of the Company and the Subsidiary has substantially and timely performed all obligations, whether arising under Legal Requirements or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements and, to the Knowledge of the Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs or Agreements;
(iii) All reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;
(iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”) regarding such qualified status or (B) is based upon a prototype plan that has been approved by the IRS;
(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(vi) All contributions required to be made to the Plans pursuant to their terms and provisions and applicable Legal Requirements have been made timely;
(vii) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any Plan, the Company, the Subsidiary or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;
(viii) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation;
(ix) Neither the Company nor the Subsidiary has any obligation to provide health benefits or death benefits to former employees, except as specifically required by law;
(x) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company or the Subsidiary to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;
(xi) Each plan or arrangement to which the Company or the Subsidiary is party or by which it is bound that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code is in the form required by, and has been operated in all material respects in compliance with, the provisions of Section 409A of the Code and other generally applicable guidance published by the IRS; and
(xii) Since September 30, 2009, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company or the Subsidiary and their employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Company, threatened.
(d) None of the employees employed by the Company or the Subsidiary as of the date of this Agreement are subject to union or collective bargaining agreements.
(e) Each of the Company and the Subsidiary is in compliance with all applicable federal, state, and local laws respecting employment and employment practices, terms and conditions of employment, compensation and wages and hours.
(f) Each of the Company and the Subsidiary is employing individuals who are lawfully permitted to work in the United States and each employer is in compliance with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. Neither the Company nor the Subsidiary has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and neither the Company nor the Subsidiary has received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous 12 months of the date of this Agreement.
(g) To the Knowledge of the Company, the Company and the Subsidiary have properly classified individuals as employees or independent contractors and as exempt or non-exempt.

(h) Neither the Company nor the Subsidiary has implemented any facility closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, mass termination provisions of any applicable employment standards legislation or any similar federal, state, provincial or local law or regulation and no layoffs that could reasonably be expected to implicate such laws or regulations up through and including the Closing Date are currently contemplated or have been effected within the six (6) months prior to Closing.
Section 3.7. Financial Statements. The Company has delivered to Parent true and complete copies of (a) the audited balance sheets and related statements of income and retained earnings with respect to the Company and the Subsidiary as of and for the year ended December 31, 2010, and for the period October 1, 2009 through December 31, 2009, and (b) the unaudited balance sheets and related statement of income with respect to the Company and the Subsidiary as of and for the six (6) months ended June 30, 2011 (the “Interim Financial Statements” and together with the financial statements in clause (a), the “Financial Statements”); and said Financial Statements are attached to Schedule 3.7. Except as set forth in Schedule 3.7, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company for the dates or periods indicated thereon in accordance with GAAP applied on a consistent basis (except that the Interim Financial Statements do not include GAAP footnote disclosure and are subject to normal year-end adjustments which are not expected to be material). The accounting records of the Company and the Subsidiary fairly reflect in all material respects, in accordance with all applicable requirements of GAAP, (i) all transactions relating to the Company and the Subsidiary, and (ii) all items of income and expense, assets and liabilities and accruals relating to the Company and the Subsidiary. The Company maintains a system of internal control over financial reporting that is reasonably sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company has no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 3.8. No Undisclosed Liabilities; Accounts Receivable; Liens.
(a) Except for (i) the liabilities reflected on the Company’s December 31, 2010 balance sheet included with the Financial Statements, (ii) liabilities and obligations (excluding liabilities for violation of Legal Requirements, breach of contract, or tort) incurred since December 31, 2010 (the “Balance Sheet Date”) in the ordinary course of business, (iii) executory contract obligations under (x) Contracts listed in Schedule 3.13, and/or (y) Contracts not required to be listed in Schedule 3.13, and (iv) the liabilities set forth in Schedule 3.8(a) hereto, neither the Company nor the Subsidiary has any material liabilities or obligations (whether accrued, absolute or contingent, known, unknown or otherwise), including but not limited to, material liabilities for violation of Legal Requirements, breach of Contract, or tort.
(b) Except as otherwise set forth in Schedule 3.8(b) hereto, the accounts receivable reflected in the December 31, 2010 balance sheet included in the Interim Financial Statements and all of the Company’s and Subsidiary’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the services involved have been sold, delivered and performed to the account obligors, no further filings (with governmental agencies, insurers or others) are required to be made, and no further services are required to be rendered in order to entitle the Company or the Subsidiary to collect the accounts receivable in full. Except as set forth in Schedule 3.8(b), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.
(c) Except as provided under the provisions of the agreements described in Schedule 3.8(c) hereto, the Company and the Subsidiary has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens except the Permitted Liens.

Section 3.9. Absence of Certain Changes.
(a) Except as otherwise set forth in Schedule 3.9(a) hereto, since the Balance Sheet Date, there has not been:
(i) any event, circumstance or change that had or might have a Material Adverse Effect; or
(ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a Material Adverse Effect.
(b) Except as otherwise set forth in Schedule 3.9(b) hereto, since the Balance Sheet Date, neither the Company nor the Subsidiary has done any of the following:
(i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;
(ii) purchased any securities of any Person;
(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Funded Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;
(iv) made any change in any existing election, or made any new election, with respect to any Tax law in any jurisdiction which election could reasonably be expected to have an effect on the Tax treatment of the Company or the Subsidiary or their operations;
(v) entered into, amended or terminated any material Contract;
(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any Contract specified in Schedule 3.13;
(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;
(viii) incurred or approved, or entered into any Contract to make, any expenditures in excess of $100,000 (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Schedule 3.13);
(ix) maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;
(x) adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;
(xi) suffered any extraordinary losses or waived any rights of material value;
(xii) made any payment to any Affiliate, including but not limited to any distributions or other payments to any Owner, or forgiven any indebtedness due or owing from any Affiliate to the Company;
(xiii) provided discounts on pricing or receivables other than in the ordinary course, (B) accelerated the collection of receivables, (C) delayed the payment of expenses, trade payables or other liabilities, or (D) changed in any material respect the Company’s or the Subsidiary’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv) engaged in any one or more activities or transactions (A) with an Affiliate; or (B) outside the ordinary course of business;
(xv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;
(xvi) amended its certificate of incorporation or articles of incorporation, as applicable, or bylaws;
(xvii) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any Options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or
(xviii) committed to do any of the foregoing.
Section 3.10. Compliance with Laws. Except as otherwise set forth in Schedule 3.10 hereto, the Company and the Subsidiary is and has been since September 30, 2009, in compliance in all material respects with any and all Legal Requirements applicable to it. Except as otherwise set forth in Schedule 3.10 hereto and without limiting the generality of the foregoing, neither the Company nor the Subsidiary (x) has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that it is not currently in compliance with all Legal Requirements and (y) to the Knowledge of the Company, (i) no formal or informal investigation or review related to the Company or the Subsidiary is being conducted by any commission, board or other Governmental Authority, and (ii) no such investigation or review is scheduled, pending or threatened against the Company or the Subsidiary.
Section 3.11. Litigation. Except as otherwise set forth in Schedule 3.11 hereto, there are no claims, actions, suits, investigations, proceedings or inquiries against the Company or the Subsidiary pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, action, suit, investigation, proceeding or inquiry. Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since September 30, 2009.
Section 3.12. Real Property.
(a) Neither the Company nor the Subsidiary owns any real property (including without limitation any option or other right or obligation to purchase any real property).
(b) Schedule 3.12 sets forth a list of all leases, licenses or similar agreements relating to the Company’s or the Subsidiary’s Use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which (including amendments thereto) have previously been furnished to Parent, in each case setting forth (i) the lessor and lessee thereof and the date of each such Lease, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).

(c) The Company or the Subsidiary have a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could reasonably be expected to have an adverse effect on its Use and occupancy of the Leased Premises. The portions of the buildings located on the Leased Premises that are used in the business of the Company and the Subsidiary are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s and the Subsidiary’s current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Leased Premises, the structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing such Leased Premises or the roofs which have not been disclosed to Parent in writing prior to the date of this Agreement. Each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current business activities conducted at such parcel. Since September 30, 2009, neither the Company, the Subsidiary nor any of their Affiliates has received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any Governmental Authority which reasonably be expected to affect any of the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.
Section 3.13. Contracts.
(a) Except as otherwise set forth in Schedule 3.13 hereto, neither the Company nor the Subsidiary is a party to or bound by any of the following, whether written or oral:
(i) any Contract obligating the Company or the Subsidiary to spend in excess of $150,000 in any twelve (12) month period;
(ii) any material lease or license with respect to any personal Properties, whether as licensor or licensee;
(iii) any Contract relating to Funded Indebtedness, the guarantee of any obligation, or the deferred payment of the purchase price of any Properties;
(iv) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;
(v) any Contract with any Affiliate of the Company or the Subsidiary relating to the provision of funds, goods or services by or to the Company or the Subsidiary;
(vi) any Contract for the sale of any assets other than in the ordinary course of business;
(vii) any Contract that purports to limit the Company’s or the Subsidiary’s freedom to compete freely in any line of business or in any geographic area;
(viii) any Contract with a customer listed or required to be listed in Schedule 3.19 hereto;
(ix) any preferential purchase right, right of first refusal, or similar Contract; or
(x) any other Contract that is material to the Company’s or the Subsidiary’s business, results of operations, Properties, financial condition, assets, liabilities, cash flows or working capital.
(b) All of the Contracts listed or required to be listed in Schedule 3.13 hereto are valid, binding and in full force and effect, and neither the Company nor the Subsidiary has been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any material respect, except as disclosed in Schedule 3.13. Neither the Company, the Subsidiary nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13. Immediately following the Closing, the Company or the Subsidiary will continue to be entitled to all of the benefits currently held by it under each Contract listed or required to be listed in Schedule 3.13.

(c) Except as otherwise set forth in Schedule 3.22 hereto, neither the Company nor the Subsidiary is a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arms’-length negotiations or bargaining.
Section 3.14. Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, workers’ compensation, umbrella and vehicular) presently in effect that relate to the Company, the Subsidiary or their Properties, all of which have been in full force and effect from and after the date(s) set forth in Schedule 3.14. Such policies are sufficient for compliance by the Company and the Subsidiary with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company or the Subsidiary an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. Neither the Company nor the Subsidiary has a claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. Since December 31, 2007, all notices required to have been given by the Company or the Subsidiary to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.
Section 3.15. Intangible Rights. Set forth in Schedule 3.15 hereto is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company or the Subsidiary. The Company and the Subsidiary owns or has the right to Use and shall as of the Closing Date own or have the right to Use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are customarily Used by the Company and the Subsidiary for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed in Schedule 3.15. Except as set forth in Schedule 3.15, (i) the Company or the Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and, to the Company’s Knowledge, has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company or the Subsidiary to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims since September 30, 2009, made against the Company or the Subsidiary asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and, to the Company’s Knowledge, no grounds for any such claims exist; (iv) neither the Company nor the Subsidiary has made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) neither the Company nor the Subsidiary has received since September 30, 2009, any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s or the Subsidiary’s business is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s or the Subsidiary’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company or the Subsidiary to any Person; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed in Schedule 3.15 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or the Subsidiary or any of their directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company and the Subsidiary have taken reasonable steps to adequately safeguard such information from disclosure; and (xi) all of the Company’s current Intangible Rights will remain in full force and effect immediately following the Closing without alteration or impairment.

Section 3.16. Equipment and Other Tangible Property. Except as otherwise set forth in Schedule 3.16(a) hereto, the Company’s and the Subsidiary’s equipment, furniture, machinery, tractors, trailers, and other vehicles, structures, fixtures and other tangible property included in its Properties (the “Tangible Company Properties”) is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards. To the Knowledge of the Company, the Tangible Company Properties are free of any and all defects, and since September 30, 2009, there has not been any significant interruption of the Company’s or the Subsidiary’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.
Section 3.17. Permits; Environmental Matters.
(a) Except as otherwise set forth in Schedule 3.17(a) hereto, each of the Company and the Subsidiary has all Permits necessary to own, operate, Use and/or maintain its Properties and to conduct its business and operations as presently conducted. All such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits, which could adversely affect the ability of the Company and the Subsidiary to in all material respects own, operate, use or maintain any of its Properties or conduct its business and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations; (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing; and (iii) there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any registration, license, or other Permit, approval or consent of any Governmental Authority with respect to the Company.
(b) Except as set forth in Schedule 3.17(b) hereto, (i) there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or, to the Knowledge of the Company, threatened against the Company or the Subsidiary or relating to any real property currently or formerly leased or otherwise Used by the Company or the Subsidiary; (ii) neither the Company, the Subsidiary nor, to the Knowledge of the Company, any current or prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company, the Subsidiary or Parent; and (iii) no Hazardous Materials are or were in the last five (5) years stored or otherwise located, and no underground or above-ground storage tanks or surface impoundments are or were in the last five (5) years located, on real property currently or formerly owned, leased or Used by the Company, the Subsidiary or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.
(c) Except as set forth in Schedule 3.17(c) hereto, the Company and the Subsidiary has been and is currently in compliance with in all material respects all applicable environmental Legal Requirements, including obtaining and maintaining in effect all Permits required by applicable environmental Legal Requirements.

Section 3.18. Banks. Schedule 3.18 hereto sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company or the Subsidiary has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.18 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.
Section 3.19. Customers; Relationships. Schedule 3.19 hereto sets forth (a) the twenty (20) principal customers of the Company during each of the fiscal years ended December 31, 2010, and 2009, as measured by highest gross revenue for each such fiscal year and (b) the percentage of the Company’s gross revenue attributable to each such customer during such fiscal year. Except as otherwise set forth in Schedule 3.19 hereto, the Company maintains good business relations with all customers listed or required to be listed in Schedule 3.19; and no such customer has canceled, terminated or made any written threat to the Company to cancel or otherwise terminate its business relationship with the Company or to materially decrease its purchase or usage of the services of the Company.
Section 3.20. Absence of Certain Business Practices. None of the Company, nor any other Affiliate or agent of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier or any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or could reasonably be expected to be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case (i.e. with respect to any matter under (a) and (b) above) which (i) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to have had an adverse effect on the business, results of operations, financial conditions, or cash flows of the Company or the Subsidiary exceeding $150,000 in value or (iii) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.
Section 3.21. Authorizations. Set forth in Schedule 3.21 hereto is a list of all material authorizations, consents, approvals, franchises, licenses and Permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is, in all material respects, in compliance with the terms of all the Other Person Authorizations. The Company has no Knowledge of any facts which could reasonably be expected to cause it to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations will continue in full force and effect following the Closing, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.
Section 3.22. Transactions With Affiliates. Except as set forth in Schedule 3.22 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, neither the Company nor the Subsidiary has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with (in each case either directly or indirectly) any Owner or any other officer, employee, director or security holder of the Company or any of their respective Affiliates. Except as set forth in Schedule 3.22, neither any Owner nor any other Affiliate of the Company is, directly or indirectly, indebted to the Company for money borrowed or other loans or advances, and the Company is not, directly or indirectly, indebted to any such Person.

Section 3.23. Brokers. Except for BB&T Capital Markets, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company or the Subsidiary.
B. Owner Representations. Each Owner, individually and not jointly and severally, represents and warrants to Parent and Merger Sub with respect to such Owner (and only such Owner) the following:
Section 3.24. Owner Organization and Authority. In the case of a Owner that is not an individual, such Owner is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization.
Section 3.25. Owner Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by such Owner. Such Owner has all requisite power and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform his or its obligations hereunder. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
Section 3.26. No Owner Defaults or Consents. The execution and delivery of this Agreement by such Owner and the performance by such Owner of his or its obligations hereunder and thereunder will not violate in any material respect any Legal Requirement applicable to such Owner or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any Contract to which such Owner is a party, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to timely consummate the transactions contemplated hereby.
Section 3.27. Owner Title to Securities. Such Owner is the record and beneficial owner of and has good and valid title to the shares of the Company Capital Stock and Options, if applicable, set forth opposite such Owner’s name on Schedule 3.3(a) and Schedule 3.3(b), free and clear of any and all Liens except as set forth in Schedule 3.27.
Section 3.28. Investment Representations. In connection with such Owner’s Mixed Election, each Owner electing to convert a portion of such Owner’s shares of Company Common Stock into shares of Parent Common Stock pursuant to Section 1.10(c)(ii) hereby represents and warrants to Parent as follows:
(a) In evaluating the suitability of an investment in Parent, such Owner has not relied upon any representations or other information (whether written or oral) from Parent, except as expressly set forth herein. Such Owner also acknowledges that it has relied solely upon the information contained herein and upon investigations made by it in making the Election decision.
(b) Such Owner is aware that an investment in Parent involves a high degree of risk and has carefully considered the risk factors set forth in Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).
(c) Such Owner is not relying upon Parent with respect to such Owner’s tax and other economic circumstances in connection with its Election. In regard to the tax and other economic considerations related to such investment, such Owner has relied on the advice of, or has consulted with, only its own professional advisors.

(d) Such Owner is aware that the Parent Common Stock is being issued by means of an exemption under the Securities Act of 1933, as amended (the “Securities Act”), as well as exemptions under certain state securities laws for nonpublic offerings, and that it makes the representations, declarations and warranties as contained in this Section 3.29 with the intent that the same shall be relied upon in determining its suitability as an acquirer of such Parent Common Stock.
(e) Such Owner is an “Accredited Investor” as defined in Rule 501 of Regulation D and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Parent and of making an informed investment decision.
(f) Such Owner is aware that it cannot sell or otherwise transfer the Parent Common Stock without registration under applicable securities laws or without an exemption therefrom, and is aware that it will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, the Parent Common Stock of Parent acquired hereunder has not been registered with any regulatory authority and, therefore, cannot be transferred or resold unless subsequently registered under applicable securities laws or an exemption from such registration is available. Such Owner also understands that Parent is under no obligation to register the Parent Common Stock acquired hereunder on its behalf or to assist it in complying with any exemption from registration under applicable securities laws.
(g) Such Owner recognizes that no federal or state agency has recommended or endorsed the Election to receive Parent Common Stock or passed upon the adequacy or accuracy of the information set forth herein, and that Parent is relying on the truth and accuracy of the representations, declarations and warranties made by such Owner as contained herein in issuing such stock.
(h) Such Owner has at all times been given the opportunity to obtain reasonably requested additional information, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Parent concerning the terms and conditions of such Owner’s investment in Parent and the nature and prospects of Parent’s business.
(i) Such Owner is acquiring the Parent Common Stock for investment for its own account and not with a view to or for sale in connection with any distribution of the Parent Common Stock to or for the accounts of others. Such Owner agrees that it will not dispose of the Parent Common Stock, or any portion thereof or interest therein, unless and until counsel for Parent shall have determined that the intended disposition is permissible and does not violate the Securities Act or the rules and regulations of the SEC thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.
(j) Such Owner understands and agrees that depending upon its state of residence, a legend in substantially the following form may be placed on all certificates evidencing the shares of Parent Common Stock:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR ANY APPLICABLE STATE SECURITIES LAWS BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND THE [SPECIFIC STATE SECURITIES CODE], IF SUCH REGISTRATION IS REQUIRED.
Section 3.29. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE SCHEDULES), NEITHER THE COMPANY NOR THE OWNERS MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company and the Owners that:
Section 4.1. Existence and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.
Section 4.2. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and each of Parent and Merger Sub has all requisite corporate power and legal capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby has been duly and validly authorized and approved by all corporate action necessary on behalf of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
Section 4.3. No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:
(i) violate or conflict with any of the terms, conditions or provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws;
(ii) violate any Legal Requirements applicable to Parent or Merger Sub;
(iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Parent or Merger Sub;
(iv) result in the creation of any lien, charge or other encumbrance on any property of Parent or Merger Sub; or
(v) require Parent or Merger Sub to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, except with respect to the HSR Act, defined below.
Section 4.4. No Proceedings. No suit, action or other proceeding is pending or, to Parent’s knowledge, threatened before any Governmental Authority seeking to restrain Parent or Merger Sub or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or Merger Sub or their properties as a result of the consummation of this Agreement.
Section 4.5. Brokers or Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6. Parent SEC Filings.
(a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2010 (the “Parent SEC Documents”).
(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) (the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements fairly present in all material respects the financial condition and the consolidated results of operations and cash flows of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP (except as otherwise noted therein), subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes.
Section 4.7. No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2010, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.
Section 4.8. Absence of Certain Changes or Events. Since January 1, 2011, and through the date of this Agreement, except as otherwise contemplated by this Agreement, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has been or would reasonably be expected to have, a material adverse effect on Parent and its subsidiaries.
Section 4.9. Tax Matters. The Parent and its subsidiaries file their U.S. federal income tax returns on a consolidated basis pursuant to a valid election made in accordance with Treasury regulations Section 1.1502-75.
Section 4.10. Financial Ability to Perform. Parent has delivered to the Company true and correct copies of the commitment letters of U.S. Bank National Association, Regions Bank, SunTrust Bank, Branch Banking and Trust Company, KeyBank National Association, and Stifel Bank & Trust (together, the “Debt Commitment Letters”). Assuming Parent receives the debt financing contemplated by the Debt Commitment Letters, the proceeds of such debt financing, together with Parent’s available cash, will be sufficient to satisfy all of Parent’s obligations under this Agreement. Since the date of their execution, there has not been any change or modification to any of the Debt Commitment Letters. Parent has not received any notice from any lender that it does not intend to proceed with the debt financing contemplated by a Debt Commitment Letter and Parent has no reason to believe that any lender will fail to so proceed.

ARTICLE V
OBLIGATIONS PRIOR TO CLOSING
From the date of this Agreement until the Closing:
Section 5.1. Parent’s Access to Information and Properties. The Company shall permit Parent and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, senior executives, counsel, accountants, and other representatives of the Company at all times reasonably requested by Parent upon reasonable notice, and in coordination with the Company, for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and Properties. The Company shall make available to Parent for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Owners, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow Parent access to, and the right to inspect, its Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use reasonable commercial efforts to cause the operator of such Properties to allow Parent access to, and the right to inspect, such Properties. The Company may limit the access granted pursuant to this Section 5.1 to, other things, preserve the confidential nature of this Agreement and the transactions contemplated hereby. Parent further agrees that all information derived by Parent or any of its authorized representatives as a result of the above shall be governed by the terms and conditions of that certain Mutual Confidentiality Agreement between Parent and the Company dated June 22, 2011. Without limiting the foregoing, neither Parent nor any of its representatives shall communicate with any customer, vendor or other third party with whom the Company or the Subsidiary has business dealings in connection with this Agreement or the transactions contemplated hereunder unless (i) a representative of the Company is permitted to participate in such communications, or (ii) the Company has been given prior notice.
Section 5.2. Company’s Conduct of Business and Operations. The Company and each Owner severally shall keep Parent reasonably advised as to all material operations and proposed material operations relating to the Company. The Company shall and shall cause the Subsidiary to, use all reasonable commercial efforts to (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) keep all Contracts listed or required to be listed in Schedule 3.13 in full force and effect, (f) comply with all of the material covenants contained in all such Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, (h) comply in all material respects with all applicable Legal Requirements, and (i) preserve the present relationships of the Company with customers, suppliers and other Persons having significant business relations therewith.
Section 5.3. General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company shall not and shall not permit the Subsidiary to:
(a) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;
(b) merge into or with or consolidate with, any other corporation or acquire the business or any substantial portion of the assets of any Person;
(c) purchase any securities of any Person;
(d) amend its certificate of incorporation or bylaws;

(e) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any Options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;
(f) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any Funded Indebtedness (other than in accordance with the Contracts set forth on Schedule 2.7), or make any loan or advance to, or any investment in, any Person;
(g) become a party to or bound by any Contract of the type described in Section 3.13(a), whether written or oral;
(h) amend or terminate any Contract listed or required to be listed in Schedule 3.13;
(i) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any Contract specified in Schedule 3.13;
(j) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;
(k) incur or approve, or enter into any Contract to make, any capital expenditures in excess of $100,000 (other than those required pursuant to any Contract specified in Schedule 3.13);
(l) maintain its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or make any change in any of its accounting methods or practices except as may be required by a change in GAAP;
(m) make any material change to any Contract with any of the customers listed or required to be listed in Schedule 3.19;
(n) accelerate collection of any notes or accounts receivable in advance of their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;
(o) delay payment of any accrued expense, trade payable or other liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;
(p) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Subsidiary, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company or the Subsidiary;
(q) engage in any activity or transaction outside the ordinary course of business;
(r) enter into any transaction or make any commitment which could reasonably be expected to result in any of the representations, warranties or covenants of the Company and/or the Owners contained in this Agreement not being true and correct after the occurrence of such transaction or event; or
(s) commit to do any of the foregoing.

Section 5.4. Notice Regarding Changes.
(a) The Company shall promptly disclose to Parent in writing any change in facts and circumstances that renders any of the representations and warranties made herein by the Company inaccurate or misleading in any material respect if such representations and warranties had been made as of the date of the occurrence of the fact or circumstance in question.
(b) Parent shall promptly inform the Owners’ Representative in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by Parent inaccurate or misleading in any material respect if such representations and warranties had been made as of the date of the occurrence of the fact or circumstance in question.
Section 5.5. Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall severally use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing; provided, however, that nothing in this Section 5.5 shall require any party to (x) divest to others or hold separate any of its assets or businesses or (y) pay any monies or incur any material liability that is not contemplated by a Contract or Legal Requirement that is currently in existence.
Section 5.6. Employee Matters.
(a) From the date of this Agreement until the Closing, the Company shall take all actions necessary or appropriate to cause each Plan or Benefit Program or Agreement in effect on the date of this Agreement to remain in full force and effect.
(b) Upon consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), Parent may contact and make arrangements with the Company’s employees for the purpose of discussing their continued employment with the Surviving Corporation after the Closing and for the purpose of ensuring the continuity of the Surviving Corporation’s business, and the Company agrees not to discourage any such employees from consulting with Parent with respect thereto.
Section 5.7. Cooperation with Respect to Financing.
(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the financing contemplated by the Debt Commitment Letter at or prior to Closing. Parent will from time to time provide such information as the Company may reasonably request regarding the status of such financing, and will notify the Company if parent has reason to believe that the financing contemplated by the Debt Commitment Letter will not be available to Parent or Merger Sub on the Closing Date.
(b) The Company agrees to provide, and shall cause the Subsidiary and its officers, employees and advisers to provide, commercially reasonable cooperation in connection with the arrangement of Parent’s debt financing for the transactions contemplated by this Agreement, including without limitation, (i) upon reasonable notice and at reasonable times, making senior management reasonably available to participate in lender and rating agency meetings and due diligence sessions, (ii) cooperating in Parent’s preparation of bank/lender and/or rating agency presentations, offering memoranda, and similar documents, (iii) provided that no obligations arise unless there is a Closing hereunder, executing and delivering in the name and on behalf of the Company and/or the Subsidiary, any commitment letters, pledge and security documents, other definitive financing documents or other reasonably requested certificates or documents, and (iv) using reasonable commercial efforts to obtain, at Parent’s sole expense, customary certificates of the Company’s chief financial officer, comfort letters of accountants and legal opinions as may be reasonably requested by Parent; provided, however, that nothing in this Section 5.7 shall require the Company to (i) incur any financial obligation prior to the Closing, or (ii) engage in any activities that could reasonably be expected to interfere in any material respect with the operation of its business.

Section 5.8. No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company and each Owner severally shall not, and the Company and each Owner severally shall cause the Company’s officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise Parent of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.
Section 5.9. Hart-Scott-Rodino. The parties hereto specifically agree to promptly prepare and file their respective Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in accordance with applicable law, if such filings are required under applicable law with respect to this Agreement and the transactions contemplated hereby. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such HSR Act filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
Section 5.10. Notice of Appraisal Rights and Action by Written Consent. Within three Business Days after the date of this Agreement, in accordance with the DGCL, the Company shall prepare and mail a notice (the “Stockholder Notice”), in a form reasonably acceptable to Parent, to every holder of Company Common Stock that did not execute this Agreement or a written consent effecting approval of this Agreement and the transactions contemplated hereby. The Stockholder Notice shall (a) provide the holders of Company Common Stock to whom it is sent with notice of the actions taken in such written consent, including the approval of the Merger, and (b) notify such holder of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice will include therewith a copy of Section 262 of the DGCL and be sufficient in form and substance to start the twenty (20)-day period during which a holder of Company Common Stock must demand appraisal of such holder’s shares of Common Stock as contemplated by Section 262(d)(2) of the DGCL. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company, and (ii) the opportunity to participate with the Company in all negotiations and proceedings with respect to any such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.
ARTICLE VI
CONDITIONS TO THE PARTIES’ OBLIGATIONS
Section 6.1. Conditions to Obligations of the Company. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver by the Company of the following conditions:
(a) All representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Parent shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Parent at or prior to the Closing, including delivery of the items set forth in Section 2.8(b).

(b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company, any Owner or any of their Affiliates) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against any Owner as a result of the consummation of this Agreement.
(c) If so requested by the Company, Parent shall have furnished the Company with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.
(d) The Company shall have received evidence, in form and substance satisfactory to the Company, of the termination or expiration of the HSR Act waiting period related to the Merger, and the consent to the transactions contemplated by this Agreement of all Governmental Authorities.
Section 6.2. Conditions to Obligations of Parent. The obligations of Parent to carry out the transactions contemplated by this Agreement are subject, at the option of Parent, to the satisfaction or waiver by Parent of the following conditions:
(a) All representations and warranties of the Company and the Owners contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and (ii) the Company and the Owners shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing, including the items set forth in Section 2.8(a).
(b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Parent or any of its Affiliates) shall be pending or threatened before any court or governmental agency seeking to restrain Parent or prohibit the Closing or seeking Damages against Parent or the Company or its Properties as a result of the consummation of this Agreement.
(c) The Company shall have furnished Parent with a certified copy of all necessary corporate and stockholder action on its behalf approving the Company’s execution, delivery and performance of this Agreement and the Merger.
(d) Parent shall have received the opinion letter of Baker & Daniels LLP, counsel to the Company (“Company Counsel”), dated as of the Closing Date, addressed to Parent and containing such exceptions and assumptions and in form and substance which are reasonably satisfactory to Parent, and addressing the legal opinions substantially similar to those set forth on Exhibit A hereto. In rendering such opinion letter, Company Counsel may rely as to factual matters on certificates of officers, directors and stockholders of the Company and on certificates of governmental officials.
(e) Except for matters disclosed in Schedule 3.9(a) or Schedule 3.9(b) hereto, since the Balance Sheet Date and up to and including the Closing, there shall not have been any Material Adverse Effect.
(f) Parent shall have received evidence that the agreements set forth on Schedule 6.2(f) hereto have been terminated.
(g) Parent shall have received evidence, in form and substance satisfactory to Parent, of (x) the termination or expiration of the HSR Act waiting period related to the Merger, and (y) the consent to the transactions contemplated by this Agreement of all Persons, Governmental Authorities, quasi-governmental and private third parties (including, without limitation, Persons leasing real or personal property to the Company) listed on Schedule 6.2(g).
(h) No proceeding in which the Company, the Subsidiary or any Owner shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(i) Parent shall have received copies of the Pay-Off Letters and other evidence, reasonably satisfactory to it, setting forth the amount of funds necessary for the termination, at or prior to Closing, of all Funded Indebtedness and any and all Liens, other than Permitted Liens, that encumber the Company’s Properties pursuant thereto.
(j) Parent shall have obtained financing for the transactions contemplated hereby on substantially the terms set forth on the Debt Commitment Letter or reasonably equivalent substitute terms.
(k) Parent shall have received all audited historical and unaudited pro forma Financial Statements with respect to the Company, if any, together with any required consent of the Company’s independent public accountants, that may be required to be included in Parent’s Current Report on Form 8-K to be filed in connection with this Agreement and the Merger.
(l) Parent shall have received from the Company (i) evidence that upon the Effective Time the Bonus Plans shall be terminated, (ii) a certificate setting forth the amounts owed pursuant to the Bonus Plans through the Closing Date, and (iii) written acknowledgements from the participants under the Bonus Plans that upon receipt of such payments the Company shall have satisfied its obligations under the Bonus Plans in full.
ARTICLE VII
POST-CLOSING OBLIGATIONS
Section 7.1. Further Assurances. Following the Closing, the parties hereto shall severally execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any properties or rights of the Company and/or Merger Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and/or Merger Sub, to execute and deliver any and all things necessary or proper to vest or perfect or confirm title to such properties or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.
Section 7.2. Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by Parent and the Owners’ Representative, except as required by any applicable Legal Requirements (in which case, so far as possible, there shall be consultation among Parent and the Owners’ Representative prior to such announcement), and Parent and the Owners’ Representative shall endeavor jointly to agree on the text of any public release or announcement so approved or required. For purposes of clarity, the parties acknowledge that disclosures by the Company to its stockholders concerning the terms and conditions of this Agreement to enable such stockholders to comply with reporting obligations owed to their direct and indirect owners shall not be deemed to be “public disclosures.” Notwithstanding the foregoing, following the Closing and without any further consent required, any party may disclose (a) to its lenders and direct and indirect owners such information about this Agreement and the transactions consummated hereunder as is customary for transactions of this nature and (b) to the public generally, via press release, web site disclosures, published “tombstones” and the like, the fact of this transaction without disclosing any of the material terms of this Agreement, including, without limitation, the amount of the Merger Consolidation.
Section 7.3. Post-Closing Indemnity.
(a) Subject to Section 9.1, from and after the Closing, the Owners shall severally (in accordance with each Owner’s Proportionate Share) indemnify and hold harmless Parent and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to a breach of, inaccuracy in, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Company in this Agreement (it being agreed that, for purposes of this Section 7.3 and Section 9.1, all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import (but not specific dollar thresholds) shall be disregarded). Any payment made to Parent pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Merger Consideration paid hereunder.

(b) Subject to Section 9.1, from and after the Closing, each Owner shall indemnify and hold harmless Parent from and against any and all Damages arising out of, resulting from, or in any way related to a breach of, inaccuracy in, or failure to perform or satisfy any of the representations, warranties, covenants and agreements made by such Owner (but no other Owner) in this Agreement.
(c) Subject to Section 9.1, from and after the Closing, Parent shall indemnify and hold harmless each Owner and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to a breach of, inaccuracy in, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by Parent in this Agreement (it being agreed that, for purposes of this Section 7.3 and Section 9.1, all qualifications and exceptions relating to materiality, material adverse effect or words of similar import (but not specific dollar thresholds) shall be disregarded).
(d) THE RIGHTS OF INDEMNITY PROVIDED IN THIS SECTION 7.3 AND IN SECTION 8.2 AND SECTION 9.3 ARE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY AFTER THE EFFECTIVE TIME RELATING IN ANY WAY TO BREACHES OF REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN.
Section 7.4. Non-Competition, Non-Solicitation and Non-Disclosure.
(a) General. In consideration of the payment of the Merger Consideration, and in order to induce Parent to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Management Owners and Non-Management Owners, as applicable, hereby severally covenants and agrees as follows:
(i) Without the prior written consent of Parent, no Management Owner nor any of his Affiliates shall for a period of five (5) years from the Closing Date: (1) directly or indirectly through another Person acquire or own in any manner any interest in any Person, firm, partnership, corporation, association or other Person that engages in any Competing Business anywhere in the United States (the “Territory”), except for ownership of the Parent Common Stock and passive ownership of one percent (1%) or less of any other Person whose securities have been registered under the Securities Act or Section 12 of the Exchange Act; or (2) be employed by or serve as an employee, agent, officer, director of, or as an independent contractor as a consultant to, any Person that engages in any Competing Business within the Territory.
(ii) Without the prior written consent of Parent, no Non-Management Owner nor any of its Affiliates (it being understood that for purposes of this Section 7.4 “Affiliates” shall not include a Non-Management Owner’s limited partners or investors) shall for a period of three (3) years from the Closing Date, directly or indirectly through another Person, acquire or own (except for ownership of the Parent Common Stock and passive ownership of one percent (1%) or less of any other Person whose securities have been registered under the Securities Act or Section 12 of the Exchange Act) in any manner any interest in (1) any of the Persons identified on Schedule 7.4(a)(ii) or their respective subsidiaries or divisions that engage in a Competing Business; or (2) any Greenfield Competing Business.
(iii) Each Owner acknowledges and agrees that (A) it or he is selling the goodwill of the Company’s and the Subsidiary’s business and is disposing of all of its or his ownership interest in the Company in return for the consideration provided for in this Agreement; (B) that the consideration provided for in this Agreement is fair and adequate to compensate him for the goodwill of the Company’s and the Subsidiary’s business and his ownership interest therein sold pursuant hereto; (C) the covenants set forth above are reasonable and necessary in terms of scope, duration, area and line of business; and (D) the covenants set forth above are intended to protect the Company’s and the Subsidiary’s legitimate business interests in light of the Surviving Corporation’s (and its Affiliates’) intention to carry on a like business to that presently operated by the Company. Each Owner expressly authorizes the enforcement of the covenants provided for in this Section 7.4(a) by (1) the Surviving Corporation and the Subsidiary, (2) the Surviving Corporation’s permitted assigns, and (3) any successors to the Surviving Corporation’s business.

(iv) Without the prior consent of the Surviving Corporation, no Owner shall for a period of five (5) years from the Closing Date, directly or indirectly, on behalf of himself, itself or any other Person, (A) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Surviving Corporation or the Subsidiary, other than an Owner, unless such employee or former employee has not been employed by the Surviving Corporation or the Subsidiary for a period in excess of nine (9) months, (B) call on or solicit any of the actual or targeted prospective customers of the Surviving Corporation or the Subsidiary for any purpose related to selling any services for any Competing Business, (C) make known any Confidential Information relating in any way to the Surviving Corporation’s or the Subsidiary’s trade or business relationships with its customers, nor (D) disparage or induce any other person to disparage Parent, the Surviving Corporation or any of their respective subsidiaries or Affiliates, or otherwise engage in any conduct that is injurious to Parent’s or the Surviving Corporation’s or the Subsidiary’s reputation or interests.
(b) Confidential Information.
(i) For a period of five (5) years from the Closing Date, no Owner shall divulge, communicate or use to the detriment of the Surviving Corporation or the Subsidiary or for the benefit of any other Person or Persons, any Confidential Information or Trade Secrets (collectively, “Surviving Corporation Information”) pertaining to the Surviving Corporation or any of its Affiliates. Any Surviving Corporation Information now known, known as of the Closing Date, or acquired after the Closing Date pursuant to this Agreement by any Owner with respect to the Surviving Corporation or any of its Affiliates shall be deemed a valuable, special and unique asset of the Surviving Corporation that is received by such Owner in confidence. Each Owner will take reasonable steps to protect the Surviving Corporation Information from disclosure. Notwithstanding the foregoing, this Section 7.4(b) shall not apply with respect to (i) any Surviving Corporation Information that is required to be disclosed by the Owners or their Affiliates as a result of any Legal Requirement, or (ii) any disclosures otherwise permitted under Section 7.2.
(ii) All Confidential Information shall be the exclusive property of the Surviving Corporation and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Surviving Corporation except pursuant to the business of the Surviving Corporation and shall be returned immediately to the Surviving Corporation on the Surviving Corporation’s request at any time or destroyed and confirmed so in writing. Notwithstanding the foregoing sentence, Confidential Information prepared solely by the Owners’ shall remain the property of such Owners and not subject to this Section 7.4(b)(ii) but shall retain its character as confidential and subject to the prohibitions on disclosure set forth herein.
(c) Use of Names. No Owner shall, directly or indirectly, use the name “Prime Logistics Corp.,” “Prime Distribution Services” or any derivative thereof for any commercial purpose whatsoever except in connection with disclosures via press release, web site disclosures, published “tombstones” and the like permitted under Section 7.2.
(d) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Owner or his or its Affiliates of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to Surviving Corporation or the Subsidiary in a monetary amount which may be virtually impossible to ascertain. As a result, such Owner recognizes and hereby acknowledges that Parent, the Surviving Corporation and the Subsidiary shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by such Owner and/or his or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Parent, the Surviving Corporation and/or the Subsidiary may possess hereunder, at law or in equity. Nothing contained in this Section 7.4(d) shall be construed to prevent Parent, Surviving Corporation or the Subsidiary from seeking and recovering from such Owner (or his or its Affiliates) Damages sustained by it as a result of any breach or violation by such party of any of the covenants or agreements contained herein.

(e) Savings Provisions. If at the time of enforcement of any of the covenants contained in Section 7.4(a) above (the “Protective Covenants”), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Owner has consulted with legal counsel regarding the Protective Covenants and based on such consultation has determined and hereby acknowledges that the Protective Covenants: (i) protect a legitimate business interest; (ii) do not place an undue burden on him; (iii) are reasonable in terms of duration, the scope and area restrictions and are necessary to protect the goodwill of the business of the Surviving Corporation and its Affiliates (including Parent) and the substantial investment in the Surviving Corporation made by Parent pursuant to this Agreement; and (iv) are not adverse to the public welfare. Each Owner further acknowledges and agrees that the Protective Covenants are being entered into by him or it in connection with the sale by such Owner of the goodwill of the business of the Surviving Corporation pursuant to this Agreement and not directly or indirectly in connection with any other relationship with Parent or any of its Affiliates.
Section 7.5. Stock Exchange Listing; SEC Reports. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock issued pursuant to this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Parent shall also use commercially reasonable efforts to file timely all reports required to be filed by Parent under the Exchange Act to assure that the Parent Common Stock issued pursuant to this Agreement is eligible for sale under Rule 144 of the Securities Act.
ARTICLE VIII
TAX MATTERS
Section 8.1. Representations and Obligations Regarding Taxes. The Company represents and warrants to, and agrees with, Parent that, except as set forth in Schedule 8.1 hereto:
(a) Each of the Company and the Subsidiary has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and the Subsidiary (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. Neither the Company nor the Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Properties of the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due. Each of the Company and the Subsidiary has since its inception filed its Tax Returns using the accrual method of accounting.
(b) Each of the Company and the Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(c) There is no dispute or claim concerning any Tax liability of the Company or the Subsidiary either (i) claimed or raised by any taxing authority in writing, or (ii) as to which any Owner or other directors or officers (or employees responsible for Tax matters) of the Company or the Subsidiary has actual knowledge based upon personal contact with any agent of such taxing authority. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Parent correct and complete copies of all Federal income Tax and other material Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary since December 31, 2007.

(d) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e) Neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement.
(f) The unpaid Taxes of the Company and the Subsidiary (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary in filing its Tax Returns.
(g) Neither the Company nor the Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.
(h) Neither the Company nor the Subsidiary has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.
(i) Neither the Company nor the Subsidiary has or had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.
(j) Neither the Company nor the Subsidiary has had any funded Indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in section 168(i)(1) of the Code. Neither the Company nor the Subsidiary has deducted any amounts that would properly be capitalized.
(k) Except as set forth on the attached “Taxes Schedule”, none of the Owners is a foreign person within the meaning of Section 1445 of the Code.
(l) No taxing authority is asserting, or has stated in writing that it intends to assert, a claim against the Company or the Subsidiary under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.
(m) All material elections with respect to Taxes affecting the Company and the Subsidiary are disclosed or attached to a Tax Return of the Company or the Subsidiary.
(n) All private letter rulings issued by the IRS to the Company or the Subsidiary (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed in Schedule 8.1, and there are no pending requests for any such rulings (or corresponding determinations).
(o) Neither the Company nor the Subsidiary will be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) cash method or percentage of completion method of accounting; (v) Section 108(i) of the Code; (vi) prepaid amount received on or prior to the Closing Date; or (vii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).

(p) Each of the Company and the Subsidiary has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give use to a substantial understatement of Tax within the meaning of Section 6662 of Code (or any similar provision under any state, local, or foreign tax law).
(q) Neither the Company nor the Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return. The Company does not have any material liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
(r) Neither the Company nor the Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.
(s) Neither the Company nor the Subsidiary has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b). If the Company or the Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Returns the relevant facts affecting the tax treatment of such transaction.
Section 8.2. Indemnification for Taxes.
(a) Subject to the limitations set forth in Section 9.1, the Owners shall severally (in accordance with each Owner’s Proportionate Share) indemnify and hold harmless Parent and its Affiliates, including, after the Closing, the Surviving Corporation (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:
(i) A claim by any taxing authority for (A) except for Taxes reflected in the calculation of Closing Date Working Capital, any Taxes of the Company or the Subsidiary allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date (subject to the provisions set forth below with respect to any Straddle Period), and (B) any Taxes of the Company or the Subsidiary as a result of the applicability of Treas. Reg. §1.1502-6 or similar provisions of foreign, state or local Tax law for Taxes of the any other corporation affiliated with the Company or any Company Subsidiary on or prior to the Closing Date;
(ii) A claim by any taxing authority for any Taxes arising from or occasioned by the consummation of the Merger pursuant to this Agreement; or
(iii) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.
In the case of Taxes that are payable with respect to any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):
(A) the parties hereto shall treat the Closing Date as the last day of such period (i.e., the parties hereto shall “close the books” effective as of 11:59 p.m. on such date) and shall elect to do so if permitted by applicable law, and the parties acknowledge and agree that any payments made under Section 2.5 or Section 2.7(b) shall be deemed to have been made immediately prior to the Closing; and

(B) the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be, (a) in the case of Taxes based on income or receipts determined under the closing of the books method and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date (including the Closing Date) and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (B).
(b) Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from Parent to Owners’ Representative that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 8.2(a), each Owner shall thereupon pay to the Indemnified Taxpayer such Owner’s Proportionate Share of the amount that will indemnify and hold the Indemnified Taxpayer harmless from such Loss, subject to Section 9.1(f).
(c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify Owners’ Representative in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.
(ii) Owners shall have the right to defend the Indemnified Taxpayer against such claim with counsel selected by Owners’ Representative satisfactory to the Indemnified Taxpayer so long as (A) Owners’ Representative notifies the Indemnified Taxpayer in writing within fifteen (15) days after the Indemnified Taxpayer has given notice of such claim that Owners will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim (subject to the limitations set forth in Section 9.1), (B) Owners provide the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that Owners will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, Owners shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (D) Owners conduct the defense of the claim actively and diligently. To the extent the Indemnified Taxpayer may legally do so and to the extent that it is compensated in advance by Owners for any out-of-pocket costs and expenses thereby incurred, the Indemnified Party agrees to render such assistance as Owners may reasonably request in connection with such defense.
(iii) Subject to the provisions of paragraph (ii) above, Owners shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if Owners shall reasonably request, to a determination in an appellate court.
(iv) Owners shall not without the consent of Parent, which shall not be unreasonably withheld or delayed, be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Owners pursuant to paragraph (ii)(C) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to Owners any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Owners shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.
(vi) If any of the conditions in Section 8.2(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, Owner in connection therewith), (B) Owners will reimburse the Indemnified Taxpayer (in accordance with each Owner’s Proportionate Share) promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) Owners will remain responsible for any Losses (in accordance with each Owner’s Proportionate Share) the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 8.2.
(d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of Owners under this Article VIII shall survive the Closing until the expiration of three (3) years from the Closing Date. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within ninety (90) days before the end of such three (3) year period an Indemnified Taxpayer shall be treated as having provided timely notice to Owners by providing written notice to Owners’ Representative on or before the ninetieth (90th) day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.
(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Owners when due, and each Owner will, at his, her or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 8.3. Additional Agreements.
(a) The Company shall grant to Parent or its designees access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Parent shall (i) grant to Owners’ Representative access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Owner in connection with any audit of Taxes that relate to the business of the Company prior to Closing.
(b) The Parent shall (at the Owners’ cost and expense (in accordance with each Owner’s Proportionate Share) for Pre-Closing Period Returns relating to income Taxes, including that portion of a Straddle Period Return allocable the Pre-Closing Period, and at Parent’s expense for other Tax Returns) prepare and file (or cause the preparation of and filing) with the appropriate governmental Persons all Tax Returns that are due after the Closing and that have not been filed prior to the Closing. Any such Tax Return for a Straddle Period or a period ending prior to the Closing Date (“Pre-Closing Period Return”) shall be (i) prepared by Somerset CPAs (subject to the review and approval of Parent) consistent with past practice, except as required by law, and (ii) furnished to the Owners’ Representative for its review at least ten (10) days prior to the due date for filing such Tax Returns. Parent shall make such changes as reasonably requested by the Owners’ Representative. The Owners will remit to the Parent not less than seven (7) days prior to the due date (or extended due date) of any Pre-Closing Period Returns or any Return for a Straddle Period (and indemnify and hold the Parent harmless from and against) all Taxes due with respect to such Tax Returns for which the Owners are liable pursuant to Section 8.2, except to the extent such Taxes have been paid or deposited prior to the Closing Date. The Owners and the Owners’ Representative shall cooperate fully in connection with the preparation and filing of such Tax Returns.

(c) To the extent not included as an asset in calculating Working Capital on the Closing Payment Certificate or with respect to a carryback of a Tax attribute arising after the Closing Date, Parent shall pay or cause payment to be made to the Owners’ Representative (for distribution to the Equity Holders in accordance with Section 2.4 and Section 2.5) an amount equal to all refunds of Taxes or credits against Taxes received by Parent, the Surviving Corporation or any of their respective subsidiaries for Tax periods ending on or before the Closing Date or that portion of Straddle Periods ending on the Closing Date. Such payments shall be made (i) with respect to a refund, within twenty (20) days after the date such refund is received by Parent, the Surviving Corporation or any of their respective subsidiaries, and (ii) with respect to a credit, within twenty (20) days after the earlier of the date that (x) the credit has been applied against any Tax or (y) a Tax Return realizing the benefit of such credit has been filed with any Governmental Authority. Parent shall cause the Surviving Corporation to carry back any losses for the taxable year ending with the Effective Date.
ARTICLE IX
MISCELLANEOUS
Section 9.1. Limitation on Liability.
(a) The representations, warranties, agreements, and indemnities of the Company and the Owners set forth in this Agreement shall survive the Closing; provided, however, that the Owners shall have no liability under this Agreement to indemnify (i) under Section 7.3(a) with respect to breaches of the provisions of Section 3.4 (clauses (ii), (iii), (iv) and (v)), and Section 3.5 through 3.23 (collectively, the “Business Representations”), in each case unless the Owners’ Representative receives notice in writing from Parent of Parent’s claim for indemnification on or before the fifteen (15)-month anniversary of the Closing Date.
(b) The Owners shall be obligated to indemnify Parent and its Affiliates severally (in accordance with each Owner’s Proportionate Share) (i) with respect to breaches of the Business Representations and (ii) under Section 8.2 with respect to Taxes other than income, payroll and withholding Taxes, only if and to the extent the aggregate of all of their liability under such indemnity obligations exceeds One Million Dollars ($1,000,000), it being understood that such One Million Dollar ($1,000,000) figure is to serve as a “deductible” for indemnification (for example, if the indemnity claims for which Owners would, but for the provisions of this paragraph (b), be liable aggregate Two Million Dollars ($2,000,000), Owners would then be liable for only One Million Dollars ($1,000,000). For purposes of clarification, all indemnity obligations of the Owners under clauses (i) and (ii) above shall be aggregated for purposes of determining whether such One Million Dollar ($1,000,000) deductable threshold has been met. Any Tax Cost or Tax Benefit (as defined in Section 9.1(f)) received by Parent shall not be taken into consideration when determining whether such One Million Dollar ($1,000,000) deductable threshold has been met. In addition, in no event shall the aggregate indemnification liability (x) with respect to the Business Representations and (y) under Section 8.2 with respect to Taxes other than income, payroll and withholding Taxes, exceed Nine Million Dollars ($9,000,000).

(c) Parent shall be obligated to indemnify the Owners with respect to breaches of the provisions of Section 4.3 (clauses (ii), (iii), (iv) and (v), and Sections 4.4 through 4.8 (“Parent’s Business Representations”) only if and to the extent the aggregate of all of its liability under such indemnity obligations exceeds One Million Dollars ($1,000,000), it being understood that such One Million Dollar ($1,000,000) figure is to serve as a “deductible” for indemnification (for example, if the indemnity claims for which Parent would, but for the provisions of this paragraph (c), be liable aggregate Two Million Dollars ($2,000,000), Parent would then be liable for only One Million Dollars ($1,000,000). In addition, in no event shall the aggregate indemnification liability with respect to Parent’s Business Representations exceed Nine Million Dollars ($9,000,000). Parent shall have no liability under this Agreement to indemnify the Owners for Parent’s Business Representations unless Parent receives notice in writing from Owners’ Representative of an Owner’s claim for indemnification on or before the fifteen (15)-month anniversary of the Closing Date.
(d) For purposes of this Section 9.1(d), a party making a claim for indemnity under this Agreement is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Agreement shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1(a) has expired without such notice being given. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice to the Indemnifying Party of such third party claim, to defend, manage and conduct any proceedings, negotiations or communications involving such third party claim. In the event that the Indemnifying Party fails to assume the defense of any third party claim within such fifteen (15) day period, the Indemnified Party will have the right to undertake the defense of such third party claim at the expense and for the account of the Indemnifying Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,
(i) take such action as the Indemnifying Party may reasonably request in connection with such action,
(ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and
(iii) render to the Indemnifying Party all such assistance (including providing reasonable access to records and documents) as the Indemnifying Party may reasonably request in connection with such dispute and defense.
(e) The amount of any indemnification obligations payable under this Agreement by an Indemnifying Party will be computed net of any insurance proceeds with respect to the matter for which such indemnification relates. Each Indemnified Party must take and must cause their respective affiliates to take all reasonable steps to mitigate and otherwise minimize the indemnification obligations to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any indemnification obligations, including without limitation using reasonable efforts to collect available insurance proceeds and to pursue recoveries against third parties. In addition, Parent must cause the Surviving Corporation to maintain, following the Closing, insurance coverages appropriate to the Surviving Corporation’s business activities
(f) In determining the indemnification obligation payable under this Agreement (including under Section 7.3 and Section 8.2) by an Indemnifying Party, the amount of Damages and Losses incurred by an Indemnified Party shall be (i) increased to take into account any additional Tax cost incurred by the Indemnified Party arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by the Indemnified Party with respect to such Damages and Losses (“Tax Benefits”). In computing the amount of any such Tax Cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Damages or Losses.

(g) NOTWITHSTANDING ANY PROVISION TO THE CONTRARY HEREIN, NO INDEMNIFIED PARTY WILL BE ENTITLED TO RECOVER ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIM ASSERTED UNDER THIS AGREEMENT EXCEPT TO THE EXTENT THAT SUCH DAMAGES HAVE BEEN PAID OR ARE PAYABLE BY AN INDEMNIFIED PARTY TO A PERSON WHO IS NOT AN INDEMNIFIED PARTY HEREUNDER.
Section 9.2. [Intentionally Omitted].
Section 9.3. Brokers. Regardless of whether the Closing shall occur, (i) the Owners shall (in accordance with each Owner’s Proportionate Share) indemnify and hold harmless Parent from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or any Owner or their respective Affiliates in respect of the transactions contemplated by this Agreement, and (ii) Parent shall indemnify and hold harmless the Company and the Owners from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Parent or its Affiliates in respect of the transactions contemplated by this Agreement.
Section 9.4. Costs and Expenses. Each of the parties to this Agreement shall bear his, her or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby including financial advisors’, attorneys’, brokers’ and other professional fees and expenses (the “Transaction Expenses”); provided, however, (a) that the Owners shall be responsible for and shall discharge all Transaction Expenses (in accordance with each Owner’s Proportionate Share) incurred by or on behalf of the Company prior to the Closing, and (b) each Owner shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of such Owner prior to the Closing (it being the parties’ agreement that the Company shall not bear or otherwise be liable for any such expenses).
Section 9.5. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by facsimile or e-mail or by Federal Express, UPS, or other reputable overnight courier as follows:

IF TO BUYER:	Roadrunner Transportation Systems, Inc. 4900 S. Pennsylvania Avenue Cudahy, WI 53110-8903 Attn.: Peter Armbruster Fax: (414) 486-0092 Email: parmruster@rrts.com

With copies to:

HCI Equity Partners IDS Center 80 South 8th Street, Suite 4508 Minneapolis, MN 55402 Attn.: Judy Vijums Fax: (612) 332-2012 Email: jvijums@hciequity.com

and

Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, AZ 85016 Attn.: Brandon Lombardi Fax: (602) 445-8679 Email: lombardib@gtlaw.com

IF TO THE COMPANY (PRIOR TO THE CLOSING), ANY OF THE OWNERS OR THE OWNERS’ REPRESENTATIVE:	Mason Wells Buyout Fund II, Limited Partnership,
Owners’ Representative
411 E. Wisconsin Avenue, Suite 1280
Milwaukee, WI 53202
Attn.: Kevin P. Kenealey
Fax: (414) 727-6410
Email: kkenealey@masonwells.com

Mark R. Holden 315 East 650 North West Lafayette, IN 47906 Fax: (765) 337-6582 Email: holdenmark59@aol.com

Jerry R. Linzey 5062 Shooting Star Lane West Lafayette, IN 47906 Fax: (765) 586-1342 Email: jerrylinzey@yahoo.com

Anthony W. Lenhart 13328 Ridgemoor Drive Prospect, KY 40059 Fax: (502) 777-8369 Email: tonylen@yahoo.com

Richard A. Mitchell, Jr. 16821 Mallet Hill Drive Louisville, KY 40245 Fax: (502) 777-2399 Email: finstrat@msn.com

With a copy to:

Baker & Daniels LLP 600 E. 96th Street, Suite 600 Indianapolis, IN 43240 Attn.: Trevor Belden Fax: (317) 569-4800 Email: trevor.belden@bakerd.com
Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile or email shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, personal delivery, Federal Express, UPS or other reputable overnight courier.

Section 9.6. Dispute Resolution; Waiver of Jury Trial. Subject to Section 2.5 hereof, if the parties should have a dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner:
(a) Any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue(s) for which such notice initiates the dispute resolution mechanism contemplated by this Section 9.6.
(b) During the thirty (30)-day period following the delivery of the notice described in Section 9.6(a) above, appropriate representatives of the parties will meet and seek to resolve the disputed issue(s) through negotiation.
(c) If such representatives of the parties are unable to resolve the disputed issue(s) through negotiation, then after the period described in Section 9.6(b) above, the parties (or either of them) will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Milwaukee, Wisconsin in accordance with the then existing Commercial Arbitration Rules (the “Rules”) of the AAA, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be as set forth in Section 9.17 hereof. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a panel of three arbitrators (unless Parent and Owners’ Representative mutually agree to a single arbitrator, in which case there shall be a single arbitrator) who shall be appointed by mutual agreement of Parent and Owners’ Representative. In the event of the failure of Parent and Owners’ Representative to agree within forty-five (45) days after the commencement of the arbitration proceeding upon the appointment of panel of arbitrators (three or one), the panel shall be appointed in accordance with the Rules. Upon the completion of the selection of the panel, an award or decision shall be rendered as soon as practicable. The arbitrators’ award or decision shall be in writing and shall state the reasoning on which the award or decision rests.
(d) Except for the disputes to be addressed by Section 2.6(c), the procedures specified in this Section shall be the sole and exclusive procedures for the resolutions of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party may seek preliminary or permanent injunctive relief, whether prohibitive or mandatory, and such request shall not be subject to arbitration and may be adjudicated only by the U.S. District Court for the State of Wisconsin.
(e) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 9.7. Representations and Warranties. Each of the representations and warranties of the Company and Parent shall be deemed to have been made, and the certificate delivered pursuant to subsections (a)(iv) and (b)(ii) of Section 2.8 shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the Company and Parent.
Section 9.8. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Subject to Section 10.2(c), no supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.9. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, beneficiaries, executors, personal representatives, successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Parent’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
Section 9.10. Remedies. Except as otherwise provided in Section 7.3(c), the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Except as otherwise provided in this Agreement, such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.
Section 9.11. Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Parent could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.
Section 9.12. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 9.13. References and Construction.
(a) Whenever required by the context, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States GAAP, respectively, unless the context otherwise requires.
(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the Owners, the Company, and Parent acknowledge that he or it has been represented by an attorney in connection with the preparation and execution of this Agreement.
Section 9.14. Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.
Section 9.15. Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties, as determined by the court or arbitrators upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
Section 9.16. Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s Properties shall remain with the Company, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

Section 9.17. Choice of Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.
Section 9.18. Conflicts and Privilege. Parent acknowledges that Baker & Daniels LLP (“B&D”) and Quarles and Brady LLP (“Q&B”) each represents the interests of the Owners in the transactions contemplated by this Agreement. Parent hereby agrees that, in the event a dispute arises after the Closing between Parent and the Owners, B&D and Q&B may represent the Owners in such dispute even though the interests of the Owners may be directly adverse to Parent, the Company and the Subsidiary, and even though B&D and Q&B may have represented the Company or the Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Company or the Subsidiary. Parent further agrees that, as to all communications between B&D or Q&B on the one hand, and the Company, the Subsidiary and the Owners, on the other hand, that relate in any way to the transaction contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Owners and may be controlled by the Owners, and shall not pass to or be claimed or controlled by Parent, the Company or the Subsidiary. Notwithstanding the foregoing, in the event a dispute arises between the Parent, the Company, the Subsidiary and a party other than a party to this Agreement after the Closing, the Company and the Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by B&D or Q&B to such third party.
ARTICLE X
OWNERS’ REPRESENTATIVE
Section 10.1. Appointment of Owners’ Representatives. Each of the Owners hereby irrevocably constitutes and appoints the Owners’ Representative to represent him or it in connection with this Agreement as set forth in this Article X. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Owners.
Section 10.2. Authority. Each of the Owners hereby irrevocably grants the Owners’ Representative full power and authority:
(a) to execute and deliver, on behalf of such Owner, and to accept delivery of, on behalf of such Owner, such documents as may be deemed by the Owners’ Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;
(b) to (i) dispute or refrain from disputing, on behalf of such Owner, any claim made by Merger Sub and/or Parent or any other Person under this Agreement; (ii) negotiate and compromise, on behalf of such Owner, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Owner, any settlement agreement, release or other document with respect to such dispute or remedy;
(c) to (i) waive, on behalf of such Owner, any closing condition contained in Article VI of this Agreement, (ii) agree to, on behalf of such Owner, any amendments of this Agreement deemed by the Owners’ Representative, in its sole discretion, to be necessary or appropriate under this Agreement, and (iii) execute, on behalf of such Owner, any documents that may be necessary or appropriate in connection therewith;
(d) to enforce, on behalf of such Owner, any claim against Merger Sub and Parent arising under this Agreement;
(e) to engage attorneys, accountants and agents at the expense of such Owner; and

(f) to give such instructions and to take such action or refrain from taking such action, on behalf of such Owner, as the Owners’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.
Section 10.3. Reliance. Each Owner hereby agrees that:
(a) in all matters in which action by the Owners’ Representative is required or permitted, the Owners’ Representative is authorized to act on behalf of such Owner, notwithstanding any dispute or disagreement among any of the Owners or between any Owner and the Owners’ Representative, and Merger Sub and Parent shall be entitled to rely on any and all action taken by the Owners’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Owners, notwithstanding any knowledge on the part of Merger Sub or Parent of any such dispute or disagreement;
(b) the power and authority of the Owners’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Owners under this Agreement shall have terminated, expired or been fully performed; and
(c) a decision, act, consent or instruction of the Owners’ Representative shall constitute a decision, act, consent or instruction from all of the Owners and shall be final, binding and conclusive upon each of the Owners. Parent may rely upon any such decision, act, consent or instruction of the Owners’ Representative as being the decision, act, consent or instruction of every such Owner. Parent is hereby relieved from any liability to any Persons for any acts done by it in accordance with such decision, act, consent or instruction of the Owners’ Representative. In furtherance of the foregoing, any reference to a power of the Owners under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Owners’ Representative.
Section 10.4. Resignation and Removal. The Owners’ Representative may resign from its capacity as Owners’ Representative at any time by written notice delivered to Parent and the Owners. A majority in interest of the Owners (based upon each Owner’s Proportionate Share) shall have the right to remove the Owner’s Representative, with or without cause, upon written notice delivered to the Owners’ Representative and Parent. If there is a vacancy at any time in the position of the Owners’ Representative for any reason, such vacancy shall be filled by a majority in interest of the Owners (based upon each Owner’s Proportionate Share).
Section 10.5. No Liability. The Owners’ Representative shall not be liable to Parent, the Company, the Subsidiary or the Owners in its capacity as Owners’ Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own bad faith or willful misconduct. The Owners’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Owners’ Representative and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.
Section 10.6. Expenses. Each Owner shall reimburse the Owners’ Representative for such Owner’s Proportionate Share of any reasonable, third-party expenses incurred by the Owners’ Representative in connection with the performance of its duties under this Agreement. The Owners’ Representative may from time to time submit invoices to the Owners covering such expenses and, upon the request of any Owner, shall provide such Owner with an accounting of all expenses paid. The Owners’ Representative shall notify the Owners with respect to any reimbursable expense expected to exceed $50,000.

ARTICLE XI
DEFINITIONS
Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.
Section 11.1. Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns five percent (5%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.
Section 11.2. Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
Section 11.3. Available Cash. The term “Available Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) held by the Company or the Subsidiary as of 11:59 p.m. on the Closing Date less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by the Company or the Subsidiary prior to such time but have not cleared.
Section 11.4. Benefit Program or Agreement. The term “Benefit Program or Agreement” shall mean each personnel policy, employee manual or other written statements of rules or policies concerning employment, equity compensation plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement or employment contract.
Section 11.5. Bonus Plans. The term “Bonus Plans” shall mean the Company’s Senior Management Value Creation Bonus Plan and the payments described in Schedule 11.5 hereto.
Section 11.6. Business Day. “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Milwaukee, Wisconsin are authorized by law, regulation or executive order to remain closed.
Section 11.7. Class A Common Stock. The term “Class A Common Stock” means the Company’s Class A common stock, par value $0.00001 per share.
Section 11.8. Class B Common Stock. The term “Class B Common Stock” means the Company’s Class B common stock, par value $0.00001 per share.
Section 11.9. Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 11.10. Company Capital Stock. The term “Company Capital Stock” shall mean all common stock and preferred stock of the Company.
Section 11.11. Company Common Stock. The term “Company Common Stock” shall mean all Class A Common Stock and Class B Common Stock.
Section 11.12. Competing Business. The term “Competing Business” shall mean the business of (i) multi-vendor Less-Than-Truckload consolidation, or (ii) warehousing solutions involving the management of transportation for consumer goods companies supplying retailers.

Section 11.13. Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, or services of the Company or the Subsidiary (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Owners or of which the Owners became aware as a consequence of or through his or its employment with or ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) specific contractual arrangements with, and confidential information about, the customers, independent contractors or other business relations of the Company or the Subsidiary, (iii) know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.
Section 11.14. Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.
Section 11.15. Damages. The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, Losses, costs, wages, liquidated damages, expenses and assessments (including without limitation income and other taxes, interest, penalties and accountants’ fees and disbursements).
Section 11.16. Equity Holder. The term “Equity Holder” shall mean any Owner or Option Holder.
Section 11.17. Exchange Ratio. The term “Exchange Ratio” shall mean the quotient (rounded to the nearest one thousandth) obtained by dividing the Per Share Merger Consideration by the Parent Common Stock Market Price.
Section 11.18. Funded Indebtedness. The term “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) notes payable, indebtedness for money borrowed from others, and dividend distributions payable to any Owner (other than dividends payable on Series A Preferred Stock pursuant to Section 1.9(b)); (ii) without duplication, indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or the Subsidiary, or in effect guaranteed, directly or indirectly, in any manner by the Company or the Subsidiary, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) without duplication, indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company or the Subsidiary, even though the Company or the Subsidiary has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.
Section 11.19. GAAP. The term “GAAP” shall mean U.S. generally accepted accounting principles.

Section 11.20. Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.
Section 11.21. Greenfield Competing Business. The term “Greenfield Competing Business” shall mean any Person that begins to engage in any Competing Business in the Territory after the Closing Date as a “start-up” business with no prior operating history prior to starting such Competing Business.
Section 11.22. Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity;” (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
Section 11.23. Knowledge of the Company. The term “Knowledge of the Company” shall mean the actual knowledge of any of the Management Owners, after reasonably inquiry, with respect to the matter in question. Any such Management Owner will be deemed to have knowledge of a particular matter if a reasonable person who has the duties and responsibilities of such Management Owner in the customary performance of such duties and responsibilities reasonably should have known such matter.
Section 11.24. Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial, tax, or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.
Section 11.25. Management Owners. The term “Management Owners” shall mean, collectively, Mark R. Holden, Jerry R. Linzey, Anthony W. Lenhart and Richard R. Mitchell, Jr.
Section 11.26. Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect upon: (a) the businesses, operations, financial condition or results of operations of the Company and the Subsidiary, taken as a whole; or (b) the ability of the Company and the Owners to perform their material obligations under the Agreement; provided that the term Material Adverse Effect shall not include any effect attributable to (i) a change (after the date hereof) in or the enactment of any Legal Requirement or any change in the interpretation thereof; (ii) any change or event relating to the general economy of any nation or region in which the Company and the Subsidiary operate; (iii) any change or event generally relating to the industries in which the Company and the Subsidiary operate or their businesses as a whole; (iv) compliance by any party hereto with the terms of, or taking any action contemplated by, this Agreement or any agreement or document executed in connection herewith; (v) the identity of Parent or Parent’s plans for the customers, suppliers, employees, businesses, operations or assets of the Company and the Subsidiary; or (vi) the announcement of the transactions contemplated by this Agreement.
Section 11.27. Non-Management Owner. The term “Non-Management Owners” shall mean Mason Wells Buyout Fund II, Limited Partnership and MW Buyout Executive Fund II, LLC.
Section 11.28. Option. The term “Option” shall mean any option to purchase shares of Company Capital Stock issued under the Option Plan or other compensation plan or arrangement of the Company.

Section 11.29. Option Plan. The term “Option Plan” shall mean the Company’s 2009 Employee Stock Option Plan.
Section 11.30. Parent Common Stock. The term “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Roadrunner Transportation Systems, Inc.
Section 11.31. Parent Common Stock Market Price. The term “Parent Common Stock Market Price” shall mean the average closing sales price of Parent Common Stock as reported in The Wall Street Journal during the twenty (20) trading days preceding the Closing Date.
Section 11.32. Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations or orders under any Legal Requirement or otherwise granted by any Governmental Authority.
Section 11.33. Permitted Liens. The term “Permitted Liens” shall mean (a) Liens for Taxes, assessments or government charges or levies not yet delinquent; (b) statutory and contractual Liens granted by the Company or the Subsidiary to any landlord, lessor or licensor; (c) Liens incurred in connection with worker’s compensation, unemployment compensation, and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or being contested in good faith, and (d) Liens that constitute purchase money security interests.
Section 11.34. Person. The term “Person” shall mean an individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
Section 11.35. Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.
Section 11.36. Proportionate Share. The term “Proportionate Share” shall mean, as to each Owner, the percentage set forth opposite such Seller’s name in Schedule 11.36 hereto.
Section 11.37. Regulations. The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.
Section 11.38. Series A Preferred Stock. The term “Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.00001 per share.
Section 11.39. Subsidiary. The term “Subsidiary” shall mean Prime Distribution Services, Inc., an Indiana corporation.
Section 11.40. Tax. The term “Tax” shall mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
Section 11.41. Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 11.42. Trade Secrets. The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which each Owner acknowledges and agrees is economically valuable and which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
Section 11.43. Unpaid Company Expenses. The term “Unpaid Company Expenses” means (a) amounts payable under the Bonus Plans, and (b) the Transaction Expenses, but, in each case, only to the extent they have not been paid by the Company in cash prior to the close of business on the Business Day immediately prior to the Closing Date.
Section 11.44. Used. The term “Use” or Used” shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.
Section 11.45. Vested Option. The term “Vested Option” shall mean each Option that (i) is outstanding and vested immediately prior to the Effective Time or that shall vest in accordance with its terms at the Effective Time, and (ii) has a per share exercise price less than the Per Share Merger Consideration.
Section 11.46. Working Capital. The term “Working Capital” shall mean the remainder, if any, of (a) total current assets excluding (i) cash and cash equivalents and (ii) income tax assets, minus (b) total current liabilities excluding (i) Unpaid Company Expenses, (ii) current liabilities related to any Funded Debt paid at Closing and (iii) income tax liabilities, in each case, calculated in accordance with GAAP and presented in a manner consistent in all material respects (including the principles, practices and methods of accounting) with the preparation of the Company’s audited December 31, 2010, balance sheet. Solely for the purpose of demonstrating the methodology for calculating Working Capital, Schedule 11.46 sets forth an example of the calculation of the Working Capital of the Company as of December 31, 2010, based upon the balance sheet set forth in the Company’s audited Financial Statements.

EXECUTED as of the date first written above.

BUYER:

ROADRUNNER TRANSPORTATION SERVICES, INC.

By:	/s/ Peter Armbruster Name: Peter Armbruster
Title: Vice President and Chief Financial Officer

MERGER SUB:

PRIME ACQUISITION CORP.

By:	/s/ Peter Armbruster Name: Peter Armbruster
Title: Vice President and Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

COMPANY:

PRIME LOGISTICS CORP.

By:	/s/ Mark R. Holden Name: Mark R. Holden
Title: President and Chief Executive Officer

OWNERS:

MASON WELLS BUYOUT FUND II, LIMITED PARTNERSHIP

By: MASON WELLS BUYOUT PARTNERS II, LLC, its General Partner

By:	/s/ Kevin P. Kenealey Name: Kevin P. Kenealey
Title: Member

MW BUYOUT EXECUTIVE FUND II LLC

By:	/s/ John T. Byrnes Name: John T. Byrnes
Title: Managing Member

/s/ Mark R. Holden

MARK R. HOLDEN, individually

/s/ Jerry R. Linzey

JERRY R. LINZEY, individually

/s/ Anthony W. Lenhart

ANTHONY W. LENHART, individually

/s/ Richard A. Mitchell, Jr.

RICHARD A. MITCHELL, JR., individually
[Signature Page to Agreement and Plan of Merger]